EXHIBIT 99.1
CONTACT:
Bell Industries, Inc.
John A. Fellows
310-563-2355
PondelWilkinson Inc.
Roger S. Pondel/Angie H. Yang
310-279-5980
BELL INDUSTRIES APPOINTS
NEW CHIEF FINANCIAL OFFICER
     El Segundo, California — January 5, 2007 — Bell Industries, Inc. (AMEX: BI) today announced the appointment of Kevin Thimjon as chief financial officer, effective January 8, 2007. He succeeds Mitchell I. Rosen, who is leaving the company to pursue other opportunities.
     Thimjon, 40, most recently was division chief financial officer, Systems Integration for Stanley Security Solutions, Inc., a division of The Stanley Works (NYSE: SWK). He previously served in various senior financial management capacities with ISR Solutions, Inc. and U.S. Office Products Company.
     “We are pleased to have attracted an executive with Kevin Thimjon’s experience to lead our financial organization in what we believe will be an exciting period of growth and development for Bell,” said John Fellows, chief executive officer of Bell Industries. “On behalf of our board of directors and management team, I also thank Mitch Rosen for his many years of contributions to Bell and wish him well in his future endeavors.”
     Thimjon, who will be based at the company’s Indianapolis offices, is a Certified Public Accountant. He earned a bachelor’s of arts degree in accounting from Concordia College.
About Bell Industries, Inc.
     Bell Industries is comprised of two diversified operating units, Bell’s Technology Solutions business and its Recreational Products Group. The company’s Technology Solutions business offers a comprehensive portfolio of technology products and managed lifecycle services, including planning, product sourcing, deployment and disposal, and support services. The Recreational Products Group distributes after-market parts and accessories primarily to the recreational vehicle and boating markets.
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Forward-Looking Statements
     This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements, including, but not limited to, a period of growth and development for Bell, are based upon our current expectations and speak only as of the date hereof. Actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the industry, including changing customer demand, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Bell Industries’ Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect the company’s business, results of operations and financial condition. Management undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
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